COGNITRONICS ANNOUNCES RECEIPT
                       OF ORDERS FOR $2 MILLION


Danbury, Conn., August 15, 2005   Cognitronics Corporation
(AMEX:CGN) announced today the receipt of purchase orders aggregating approximately $2 million for CX 4000 Network Media Servers from a major telecommunications service to be delivered during the current year.

"The CX4000s will incorporate two new suites of application software developed by Cognitronics for enhanced Operator Services," said Brian J. Kelley, president and chief executive officer of Cognitronics. "These applications facilitate further automation by telecommunications service providers in the areas of directory assistance and emergency access to live operators by utilizing Automatic Speech Recognition (ASR) capabilities."

Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The company's Cognitronics Exchange Network Media Servers (CX Series) are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP networks as well as in traditional AIN and TDM circuit switched and mixed network environments. For more information, visit the company's website at www.cognitronics.com.

Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.